PMC-Sierra, Inc.
                        CALCULATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                   (unaudited)

                                                Three Months Ended
                                              ----------------------
                                                 Sep 27,    Sept 30,
                                                  1998        1997

Numerator:
Net income                                    $   10,009  $    7,291
                                              ==========  ==========

Denominator:
  Basic weighted average common shares
    outstanding (1)                               32,193      31,146
                                              ----------  ----------

  Effect of dilutive securities:
    Stock options                                  2,182       2,025
    Stock warrants                                    19          17
                                              ----------  ----------
  Shares used in calculation of
      net income per share                        34,394      33,188
                                              ==========  ==========

Basic net income per share                    $     0.31  $     0.23

Diluted net income per share                  $     0.29  $     0.22


(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic net income per share.